UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 15, 2007

CISCO SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

California

(State or other jurisdiction of incorporation)

0-18225	77-0059951
(Commission File Number)	(IRS Employer Identification No.)

170 West Tasman Drive, San Jose, California	95134-1706
(Address of principal executive offices)	(Zip Code)

(408) 526-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☒	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On March 15, 2007, Cisco Systems, Inc. (“Cisco”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Wonder Acquisition Corp., its wholly-owned subsidiary (“Acquisition Sub”), and WebEx Communications, Inc. (“WebEx”), pursuant to which Cisco will acquire WebEx for a cash amount of $57.00 per share, or an enterprise value of approximately $2.9 billion, net of existing cash.

The acquisition will be conducted by means of a tender offer for all of the outstanding shares of WebEx, followed by a merger of WebEx with Wonder Acquisition Corp. that will result in WebEx becoming a wholly-owned subsidiary of Cisco. Cisco expects to commence the tender offer promptly, and the merger is expected to be completed in Cisco’s fourth fiscal quarter of 2007.

Upon completion of the merger, Cisco will assume those WebEx stock options, stock appreciation rights and restricted stock units outstanding immediately prior to the effective time of the merger, each converted into an option, stock appreciation right or restricted stock unit (as applicable) with respect to a number of shares of Cisco common stock equal to the number of WebEx shares subject thereto times the quotient of (i) $57.00 divided by (ii) the average closing price per share of Cisco common stock as quoted on the NASDAQ Global Select Market for the five consecutive trading days immediately preceding the date of the merger.

Cisco’s acceptance of the shares tendered in connection with the tender offer is subject to customary conditions, including, among others, the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act and the receipt of specified foreign antitrust or merger control approvals. In addition, Cisco’s acceptance of the tendered shares is subject to Cisco’s ownership, following such acceptance, of at least a majority of the total number of shares of WebEx common stock outstanding at the time of expiration of the above-described tender offer, determined on a fully diluted basis but disregarding any unvested stock options and other unvested rights to acquire WebEx common stock that will not have vested at any time prior to September 28, 2007, and other conditions.

The closing of the merger is subject to customary closing conditions, including approval of the merger by the holders of the outstanding shares of WebEx common stock if then required under Delaware law.

Subrah S. Iyar, the Chairman of the Board of Directors and Chief Executive Officer of WebEx, has agreed to tender all WebEx shares beneficially owned by him, representing approximately 7.4% of the outstanding WebEx shares, in connection with the tender offer.

The foregoing description of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement, which is filed as Exhibit 2.1 hereto and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Document
2.1	Agreement and Plan of Merger, dated as of March 15, 2007, among Cisco Systems, Inc., Wonder Acquisition Corp., and WebEx Communications, Inc. (incorporated by reference to Exhibit 2.1 of WebEx Communications, Inc.’s Current Report on Form 8-K (File No. 000-30849) filed March 15, 2007)

Securities Law Disclosure

The tender offer for the outstanding common stock of WebEx has not yet commenced. This filing is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities. The solicitation and the offer to buy shares of WebEx common stock will be made only pursuant to an offer to purchase and related materials that Cisco Systems, Inc. intends to file with the SEC on Schedule TO. WebEx also intends to file a solicitation/recommendation statement on Schedule 14D-9 with respect to the offer. WebEx stockholders and other investors should read these materials carefully because they contain important information, including the terms and conditions of the offer. WebEx stockholders and other investors will be able to obtain copies of these materials without charge from the SEC through the SEC’s website at www.sec.gov, from Georgeson Inc., the information agent for the offer, toll-free at (888) 264-7052 (banks and brokers call (212) 440-9800), from Cisco (with respect to documents filed by Cisco with the SEC) by going to Cisco’s Investor Relations Website at http://www.cisco.com/go/investors, or from WebEx (with respect to documents filed by WebEx with the SEC) by going to WebEx’s Investor Relations Website at www.WebEx.com. Stockholders and other investors are urged to read carefully those materials prior to making any decisions with respect to the offer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CISCO SYSTEMS, INC.

Dated: March 21, 2007	By:	/s/ Dennis Powell
	Name:	Dennis Powell
	Title:	Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Document
2.1	Agreement and Plan of Merger, dated as of March 15, 2007, among Cisco Systems, Inc., Wonder Acquisition Corp., and WebEx Communications, Inc. (incorporated by reference to WebEx Communications, Inc.’s Current Report on Exhibit 2.1 of Form 8-K (File No. 000-30849) filed March 15, 2007)